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                                                                    EXHIBIT 99.1




FOR IMMEDIATE RELEASE         Contact:   Richard Wiley
                                         Samsonite Corporation
                                         (303) 373-6373


SAMSONITE REPORTS FOURTH QUARTER AND FISCAL 1998 FINANCIAL RESULTS

     Denver, March 23, 1998 - Samsonite Corporation (Nasdaq: SAMC) today announced financial results for the fourth quarter and the fiscal year ended January 31, 1998. Revenues for the fourth quarter and the fiscal year were $176.7 million and $736.9 million, respectively. Income before extraordinary item for the fourth quarter and fiscal year was $4.6 million and $56.9 million, respectively. Operating results for the quarter include the negative effect of $3.6 million ($0.11 per share) from the restructuring charge announced in January of this year relating to the elimination of 180 positions in the Company's Mexico City operations, severance and other costs attributable to a number of management changes and the elimination of 20 management positions in the Company's U.S. Wholesale Operations, the negative effect of $1.7 million of unfavorable production variances ($0.05 per share) relating primarily to the Company's operations which were the subject of the restructuring charge, and the positive effect of an unusually low tax rate ($0.07 per share). Operating results for the fiscal year include the positive effect of $25.6 million ($0.97 per share) from the favorable resolution of certain contingent liabilities, the negative effect of $3.8 million ($0.11 per share) primarily from the restructuring charge discussed above, the negative effect of $4.1 million relating to unfavorable

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production variances ($0.12 per share) incurred in the Company's third and fourth quarters and the positive effect of $3.3 million ($0.15 per share) from an unusually low tax rate recorded in fiscal 1998.

     For the fourth quarter ended January 31, 1998, the Company reported revenues of $176.7 million, net income of $4.6 million and earnings per share of $0.22 assuming dilution. Revenues of $176.7 million during the quarter compare with $188.0 million during the fourth quarter of the prior year. Excluding the depressing effect of currency translation, revenues increased $0.2 million over the fourth quarter of the prior year. Gross profit margins during the fourth quarter increased to 42.0% of revenues, versus 39.4% of revenues during the fourth quarter of the prior year. Gross margins were adversely affected by the unfavorable production variances discussed above. Fourth quarter EBIT (earnings before interest and taxes) (before the restructuring charge and expenses and unfavorable production variances discussed previously) was $17.3 versus $14.9 million for the same period in the prior year, an increase of 16.1% over the fourth quarter of the prior year.

     For the year ended January 31, 1998, the Company reported revenues of $736.9 million, income before extraordinary item of $56.9 million and earnings per share of $2.70 assuming dilution. Revenues of $736.9 million for the year compare with $741.1 million during the prior year. Excluding the depressing effects of currency translation, revenues increased 5.2% or $38.3 million over the prior year. Gross profit margins for the year increased to 42.4% of revenues, versus 39.4% of revenues for the prior year. Gross margins were adversely affected by the production variances during the third and fourth
quarters.   EBIT for the year (before the restructuring charge and expenses and the

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unfavorable production variances discussed previously) was $84.0 versus $59.3 million in the prior year, an increase of 41.7% over the prior year. Prior year figures in all instances exclude the effects of amortization of reorganization value in excess of identifiable assets.

     EBITDA (earnings before interest expense, taxes, depreciation and amortization) (excluding restructuring charges and the unfavorable production variances), a measure of core business cash flow, was $24.3 million for the fourth quarter of fiscal 1998, an 8.0% increase compared with $22.5 million in the prior year. EBITDA for the fiscal year was $112.6 million compared to $90.3 million in fiscal 1997, a 24.7% increase.

     Luc Van Nevel, President and Chief Operating Officer of Samsonite, stated:
"Clearly, the Company's financial performance year over year has improved significantly. Sales on a local currency basis increased 5.2%, while EBIT and EBITDA (excluding restructuring charges and expenses and unfavorable production variances) increased 41.7% and 24.7%, respectively, over the prior year. However, we were disappointed not to meet the aggressive financial goals that were set for the Company earlier this year. While our European and U.S. Retail Operations both turned in strong results throughout the year, our U.S. Wholesale Operations continue to perform sub-optimally. Even with sub-optimal performance, operating income in our U.S. Wholesale Operations exceeded prior years results."

     "Our European Business continued its strong performance and finished the year with sales and operating income increasing, on a local currency basis, 13.8% and 47.3%, respectively, over prior year."

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    "The International Business, which now encompasses our wholly-owned operations in Asia, Middle East and Latin America, as well as our joint ventures in India, Brazil, China, Korea and Singapore, successfully completed its transition from a U.S. export driven business to a local manufacturer and distributor in its key markets."

    "Our U.S. Retail Business also continued to produce strong financial results with sales for the year reaching a record $108.9 million with same store sales growth of 15.5%. Operating income reached record levels in this segment."

    "In the U.S. Wholesale Business, sales were down 7.4% versus prior year while operating income was up in excess of 80% over the prior year's results. Despite the improved profitability, the performance of this segment is below expectations. Although our new products have been well received by our customers, the large number of new products introduced and the aggressive pursuit of sales growth in the third quarter combined with price increases taken earlier in fiscal 1998 (which negatively impacted retailer sell-through) caused us to grant additional promotional allowances and markdowns to our wholesale customers which limited our sales growth opportunity and reduced our profitability in this segment and left us with excess inventory at year-end."

    "We are moving aggressively to correct the problems in our U.S. Wholesale Business. First, excess promotional allowances and sales programs have been eliminated to allow customer inventories to be depleted. Although this hurt sales in the fourth quarter and will likely keep us from posting sales increases in the U.S. Wholesale Business during the first half of fiscal 1999, it is the right move for our business long term. Second, we have changed the senior management in this business to insure that the same principles that have made Samsonite successful around the world - innovative

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products, world class quality and service and marketing which leverages off the strength of our global brand name - are rigorously applied in the U.S. Tom Sandler, Carlo Zezza and Jorge Valls have been promoted to run our U.S. business with the titles President of the Americas, Senior Vice President and General Manager of U.S. Wholesale, respectively, replacing senior executives who were previously responsible for this business. In addition, Richard Wiley, formerly Vice President - Finance, has been promoted to Chief Financial Officer. Finally, as we announced in January, we are restructuring our U.S. operations to further reduce the cost structure, increase the flexibility of our manufacturing operations and resolve production problems in our Denver hardside plant that resulted in quality problems and production variances during fiscal 1998."

    "Going forward, I am optimistic that we will be able to increase Samsonite's local currency sales in excess of 7.5% and that we will be able to increase EBIT and EBITDA by at least a comparable amount year over year. Our European, International and U.S. Retail Businesses are off to a strong start, and I expect the U.S. Wholesale Business to have positive trends year over year, beginning in the second half of this year. With the tender offer for the remaining $53 million of our senior subordinated notes, the initiation of the previously planned restructuring of our plant in Torhout, Belgium and the conclusion of the Goldman Sachs process all expected to occur in our first quarter of this year, hopefully, this quarter will mark the end of the special charges associated with the implementation of the Samsonite game plan announced in July 1996."

     Richard, Nicolosi, Chairman and CEO of the Company, stated: "The recapitalization plan and other actions announced today to enhance stockholder value

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represents the culmination of my two-year commitment as CEO of Samsonite. Since
I joined Samsonite in May 1996, much has been accomplished to significantly improve the Company's business and performance worldwide. Although these improvements have continued in fiscal 1998 as indicated by the impressive year-over-year comparisons referred to above, I am disappointed that we did not fully meet the aggressive financial goals we expected to achieve this year. Nevertheless, there is no doubt in my mind that Luc Van Nevel and his management team are the right people and have the right experience to fix the continuing problems in our U.S. Wholesale business and to execute the next phase of Samsonite's game plan in fiscal 1999 and beyond. I anticipate that Luc will move up to the position of CEO in May of this year when my contractual commitment expires. I plan to continue as Chairman of Samsonite's Board, and my role going forward will be to support and guide the efforts of Luc and his management team."

     In addition, Samsonite announced today that a complaint has been filed in Colorado State Court, County of Denver against the Company, certain directors of the Company and Apollo Advisors, L.P. The purported class action, which seeks unspecified damages, alleges, among other things, that certain statements and earnings forecasts made by management in the last 18 months were misleading and/or misrepresented material facts and that the Company is also liable for certain allegedly misleading statements contained in various analysts' reports. The Company believes that the complaint is without merit and intends to contest it vigorously.

     Samsonite is one of the world's largest manufacturers and distributors of luggage and markets its products primarily under the SAMSONITE, AMERICAN TOURISTER and LARK brand names.

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     Certain statements contained herein constitute "forward-looking statements"
within the meaning of the Private Securities Litigation Reform Act of 1995.
Such forward-looking statements involve numerous assumptions, known and unknown risks, uncertainties and other factors which may cause actual cost savings and future performance or achievements of the Company to be materially different from any future estimated results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, the following: achievement of estimated cost savings while maintaining work flow in the functional areas affected; completion of cost reductions within an estimated time frame; completion of new product development within an estimated time frame; general economic and business conditions including foreign currency fluctuations; and competition.

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